Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Infrastructure and Energy Alternatives, Inc. on Form S-1/A of our report dated February 19, 2018 on the consolidated balance sheet of Infrastructure and Energy Alternatives, Inc. as of December 31, 2017 and the consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2017, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

Indianapolis, Indiana

January 29, 2020